Exhibit 10.30

                                                February 3, 2004

<<firstname>> <<lastname>>
CROMPTON CORPORATION

Dear <<Salutation>>:

At the January 19th meeting of the Organization, Compensation and Governance committee it was decided to use restricted stock as the vehicle for Long Term Incentive for the 2004-2006 program period. Increasing shareholder value is the single most important goal for this cycle. Stock ownership is most aligned to the achievement of this goal.

Consistent with this objective, you have been granted <<maxshares>> shares. These shares will vest as follows:

            25% On January 19, 2005
            25% On January 19, 2006
            50% On January 19, 2007

These shares are intended for long term ownership and can help satisfy your stock ownership requirements which is an important responsibility that you have.

                                                Sincerely,

RLW/lsr